Exhibit 99.1

Liquid Financial Engines, Inc. Announces the Appointment of Mr Craig Michael as a Director

MELBOURNE, Australia--(BUSINESS WIRE)--January 7, 2010--Liquid Financial Engines, Inc. (OTCBB: LIQU) announced today that Mr Craig Michael has joined the board of Liquid Financial Engines, Inc.

Mr Michael has over 10 years experience as a geology professional in the mining and resources industry. He is currently a Director of North Australian Diamonds Limited and Executive General Manager of Legend International Holdings, Inc. His previous work was with Oxiana Ltd, an international mining company with operations in South East Asia and Australia. Mr Michael was based in Laos in senior management positions as a Supervisor/Trainer, both as a Mine Geologist and Resource Geologist at the Sepon Copper Gold Project, Savannahkhet Province, Lao PDR. In conjunction with training the national geologic staff in all mining and resource geology functions, Mr Michael also conducted resource estimates for public reporting and was responsible for the geological interpretation of the Khanong copper-gold deposit, and the surrounding oxide and primary gold deposits. During his four years based in Laos, Mr Michael became fluent in the Lao language and became well acquainted with the unique Lao culture and people. These skills enabled Mr Michael to understand how businesses operated in Laos and he subsequently developed strong business relationships and government liaison networks. Combining this with a strong understanding of the Lao geology and under-explored nature of the country has led Mr Michael to become a Director of Liquid Financial Engines, Inc. and work with Mr Joseph Gutnick, CEO of Liquid Financial Engines, Inc. in exploration for world class gold and copper deposits in Laos.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Liquid Financial Engines, Inc.
Mr. Joseph Gutnick, +011 613 8532 2800
Chief Executive Officer
Fax: +011 613 8532 2805
josephg@axisc.com.au
or
New York Office
General Manager Business, 212-223-0018
Fax: 212-223-1169
mordig@axisc.com.au